Exhibit 99.1

MATADOR RESOURCES COMPANY ANNOUNCES ADDITION OF NEW DIRECTORS

DALLAS, Texas, June 27, 2016 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”), an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources, with an emphasis on oil and natural gas shale and other unconventional plays and with a current focus on its Delaware Basin operations in Southeast New Mexico and West Texas, today announced an increase in the size of its Board of Directors and the appointment of two new directors.

The Company is pleased to announce the addition of Mr. William M. Byerley to its Board of Directors. Mr. Byerley retired in June 2014 as a partner with PricewaterhouseCoopers (PwC), having joined the firm in 1976 and becoming a partner in 1988. As an assurance partner for PwC, Mr. Byerley almost exclusively served energy and energy-related clients across the industry, from exploration and production companies to midstream entities, with clients ranging in size from large public companies to small, privately-held companies. He holds a Bachelor of Business Administration degree and a Master of Business Administration degree from Southern Methodist University. Mr. Byerley has been appointed by the Board to serve on the Audit and Corporate Governance Committees.

The Company is also pleased to announce the addition of Mr. Joe A. Davis to its Board of Directors. Mr. Davis served as Executive Vice President, General Counsel and Secretary of EnLink Midstream, LLC (NYSE: ENLC) and EnLink Midstream Partners, LP (NYSE: ENLK) and their predecessor entities from 2005 until his retirement in 2014. Before joining EnLink, Mr. Davis was a partner and served on the executive committee of the international law firm of Hunton & Williams LLP, where he specialized in energy and utilities law. He holds a Bachelor of Science degree in Business and Public Administration from the University of Texas at Dallas and a law degree from Baylor Law School. Mr. Davis has been appointed by the Board to serve on the Corporate Governance and Compensation Committees.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas.

For more information, visit Matador Resources Company at www.matadorresources.com.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
mschmitz@matadorresources.com